Exhibit 99.1

Allakos to Host Investor Day on February 19 in New York City

REDWOOD CITY, Calif., February 4, 2019 – Allakos Inc. (Nasdaq: ALLK), a biotechnology company developing AK002 for the treatment of eosinophil and mast cell related diseases, today announced that it will host an Investor Day on February 19th starting at 12:00 pm ET in New York City.

The event will feature an overview of the AK002 development program, including a presentation of the chronic urticaria and indolent systemic mastocytosis (ISM) clinical results to date by Dr. Marcus Maurer, M.D., Professor of Dermatology and Allergy at Charité University in Berlin, a noted expert in the field of urticaria, indolent systemic mastocytosis, and other allergic conditions.

Dr. Maurer is Professor of Dermatology and Allergy at the Allergie-Centrum-Charité, Department of Dermatology and Allergy, Charité - Universitätsmedizin Berlin, Germany. He is also the Head of Dermatological Allergology and Director of Research at the Department of Dermatology and Allergy, Head of the Specialty Clinics for angioedema, hereditary angioedema, urticaria, mastocytosis, pruritus, autoinflammatory disorders and the Dermatological Allergology Laboratory. Dr. Maurer trained in dermatology and allergology in Berlin and Mainz, and in experimental pathology at the Beth Israel Deaconess Hospital and Harvard Medical School in Boston. Professor Maurer’s research focuses on physiological and pathological functions of mast cells. He has made numerous important contributions to the understanding of the role of mast cells in the pathogenesis of chronic inflammatory disorders as well as in the protection from infections. His clinical emphasis is on urticaria, mastocytosis, angioedema, hereditary angioedema, pruritus, and auto-inflammatory syndromes. Professor Maurer’s team, over the past years, built national reference centers for the investigation and treatment of urticaria, mastocytosis, hereditary angioedema, angioedema and other mast cell-driven diseases, and more than 30 randomized controlled trials (phase I through IV) were performed by him and his team since 2011.

This event is for institutional investors, sell-side analysts, and business development professionals only by RSVP’ing here. Members of the public and the media are invited to participate via the live webcast.

About Allakos
Allakos is a clinical stage biotechnology company developing antibodies that target immunomodulatory receptors present on immune effector cells involved in allergic, inflammatory, and proliferative diseases. The Company’s lead antibody, AK002, targets Siglec-8, an inhibitory receptor selectively expressed on human mast cells and eosinophils. Inappropriately activated eosinophils and mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. AK002 has completed two Phase 1 trials, one in healthy volunteers and a single ascending dose trial in patients with indolent systemic mastocytosis. AK002 demonstrated pharmacodynamic activity in both trials and in the trial involving patients with indolent systemic mastocytosis, patients reported improvements in their symptoms. AK002 is being tested in a double-blind, placebo-controlled Phase 2 trial for the treatment of eosinophilic gastritis and eosinophilic gastroenteritis. In addition, Allakos is conducting multiple-dose trials with AK002 in chronic urticaria, indolent systemic mastocytosis, and severe allergic conjunctivitis. For more information, please visit the Company's website at www.allakos.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, the timing of top-line results from Allakos’ ongoing clinical trials. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to: Allakos’ early stages of clinical drug development; Allakos’ ability to timely complete clinical trials for, and if approved, commercialize AK002, its lead compound; Allakos’ ability to obtain required regulatory approvals for its product candidates; uncertainties related to the enrollment of patients in its clinical trials; Allakos’ ability to demonstrate sufficient safety and efficacy of its product candidates in its clinical trials; uncertainties related to the success of later-stage clinical trials, regardless of the outcomes of preclinical testing and early-stage trials; market acceptance of Allakos’ product candidates; uncertainties related to the projections of the size of patient populations suffering from the diseases Allakos is targeting; Allakos’ ability to advance additional product candidates beyond AK002; Allakos’ ability to obtain additional capital to finance its operations; and other important risk factors set forth in Allakos’ Registration Statement on Form S-1 that is on file with the Securities and Exchange Commission (“SEC”) and the prospectus dated July 18, 2018 relating to its initial public offering of common stock, Allakos’ Form 10-Q filed with the SEC on November 8, 2018, and Allakos’ future reports to be filed with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Allakos specifically disclaims any obligation to update any forward-looking statement, except as required by law.

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Source: Allakos Inc.

Investor Contact:	Media Contact:
Adam Tomasi, COO, CFO	Denise Powell
ir@allakos.com	denise@redhousecomms.com